Exhibit 99.1

Penn Virginia Corporation Reports Fourth Quarter and Year-End 2016 Results and Provides

Operational Update with 2017 and Preliminary 2018 Guidance

•	Accelerated development this month with a second rig focused initially on testing slickwater completion design in the deeper, three-string (Area 2) acreage

•	Strong initial results from the Sable and Axis three-well pads with combined 24-hour IP rates of 6,540 and 6,341 barrels of oil equivalent per day (BOEPD), respectively

•	Approximately 525 gross lower Eagle Ford drilling locations, or a 10-year inventory at the current two-rig drilling pace across Penn Virginia’s approximately 54,000 net core acres

•	Testing “Gen 4” slickwater completion design with tighter frac stage spacing and higher proppant levels in both the two-string (Area 1) and three-string (Area 2) acreage

•	2017 capital plan of $120 to $140 million with 20% to 30% growth in production expected for the fourth quarter of 2017 (exit rate) over the fourth quarter of 2016

•	Total proved reserves as of December 31, 2016 increased 13% to 49.5 MMBOE (74% oil), despite a 15% decrease in crude oil pricing

HOUSTON, TX — (Marketwired) — 03/15/17 — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced its financial and operational results for the three months and year ended December 31, 2016.

Key Financial Highlights

•	Fourth quarter 2016 production was 857 thousand barrels of oil equivalent (MBOE), or 9,316 BOEPD, with 68% of production comprised of oil. Full year 2016 production was 4,386 MBOE, or 11,983 BOEPD, with 69% of production comprised of oil.

•	Total product revenues were $32.3 million for the fourth quarter of 2016 and $132.3 million for the full-year 2016 with approximately 87% of product revenues derived from crude oil sales.

•	Operating income was $10.3 million for the fourth quarter of 2016 and operating loss was $9.5 million for the full-year 2016.

•	Net loss was $1.9 million for the fourth quarter of 2016 and net income was $1,049.3 million for the full-year 2016. Full-year 2016 net income includes $1,145.0 million of net reorganization items related to the Company’s bankruptcy.

•	Adjusted EBITDAX[1] was $21.1 million for the fourth quarter of 2016 and $117.7 million for the full-year 2016.

•	As of March 10, 2017, the Company had $30.0 million drawn on its credit facility and $6.4 million of cash relative to $25.0 million drawn on the credit facility and $6.7 million of cash at year-end 2016. Liquidity as of March 10, 2017 was $103.6 million.

[1]	Adjusted EBITDAX is a non-GAAP measure. Definitions of non-GAAP financial measures and reconciliations of these non-GAAP financial measures to GAAP-based measures appear in the Appendix to this release.

Management Comment

John A. Brooks, Interim Principal Executive Officer and Chief Operating Officer, commented, “This is an exciting time for Penn Virginia. We restarted the Eagle Ford drilling program in November 2016 by drilling the third well on the three-well Sable pad and have since drilled seven additional wells with six wells completed. The Sable wells were turned to sales in February 2017 and have been producing for 38 days, with 24-hour IP rates for the pad reaching 6,540 BOEPD (6,156 BOPD, 94% oil), or 500 BOEPD per 1,000 feet of flowing lateral. The 30-day IP rate for the Sable pad was 2,776 BOEPD (2,614 BOPD, 94% oil), or 204 BOEPD per 1,000 feet of flowing lateral. We recently completed the three-well Axis pad at the northern extent of our acreage, which generated a combined 24-hour IP rate of 6,341 BOEPD (5,908 BOPD, 93% oil), or 299 BOEPD per 1,000 feet of flowing lateral. We also recently finished drilling the four-well Kudu pad and are preparing to commence completion operations. Our first rig has moved to the Zebra pad to drill the first of three wells. Our second rig recently spudded the Lager 3H which is our first Area 2 test using slickwater completions.”

“Assuming an average 400 feet between laterals, we have identified approximately 525 gross lower Eagle Ford drilling locations across our approximately 54,000 net acres of core oil-rich acreage in Gonzales and Lavaca Counties. This equates to approximately ten years of drilling inventory at our current two-rig drilling pace. Of these 525 locations, there are approximately 360 in Area 1 and 165 in Area 2. We believe most of the Area 1 locations have a break-even oil price (10% IRR) of $35/barrel at current well costs. We expect similar economics in Area 2 but we will need to confirm this with test results. In addition to these identified opportunities, we hope to further increase our inventory with additional down spacing, as well as future derisking of other zones, including the upper Eagle Ford and the Austin Chalk formation.”

Mr. Brooks continued, “Our team is committed to continuously improving our well results. We have already seen an approximate 30% increase in our well productivity using our Gen 3 slickwater completion design over the former cross-link hybrid type curve. This was realized over the past 18 wells completed in late 2015 and early 2016. We are currently testing our Gen 4 slickwater completion design in Area 1 and Area 2. The Gen 4 design targets pumping 2,500 pounds of proppant per foot of lateral on nominal 200-foot stage spacing. The actual spacing can vary from 170 feet to 220 feet depending on the rock properties. We intentionally group rock with similar properties into the same frac stage. This results in more uniform treating rates and pressures, leading to smoother stimulation profiles and hopefully, increased productivity.”

Mr. Brooks concluded, “Given our strong liquidity, proven oil asset base and recent operating successes, we are evaluating all strategic alternatives available to the Company to maximize shareholder value.”

Operational Results and Operating Update

Total production in the fourth quarter of 2016 was 857 MMBOE or 9,316 BOEPD, with 68% of production comprised of crude oil, 16% of natural gas liquids (NGLs), and 16% of natural gas.

Fourth quarter production from the Company’s Eagle Ford operations was 773 MBOE, or 8,402 BOEPD, and accounted for 90% of total Company production. Approximately 74% of fourth quarter Eagle Ford production was from crude oil, 14% was from NGLs, and 12% was from natural gas.

The three-well Sable pad was turned to sales in February 2017 with a combined 24-hour IP of 6,540 BOEPD for an average of 500 BOEPD per 1,000 feet of flowing lateral. The 30-day gross IP for the three-well pad was 2,776 BOEPD comprised of approximately 94% crude oil. Currently, the Sable 6H well has only eight of 23 completed stages flowing to sales due to an obstruction. The Company will attempt to drill out the remaining fourteen plugs when pressure declines in the wellbore.

The three-well Axis pad was turned to sales at the beginning of March 2017. The wells had a cumulative 24-hour gross IP of 6,341 BOE, comprised of approximately 93% crude oil. The average proppant per stage was 492,600 pounds for the Sable wells and 496,100 pounds for the Axis wells. The average spacing between stages was 217 feet for the Sable pad and 200 feet for the Axis pad.

The table below shows the production results and related operating information with respect to the Company’s 2-string lower Eagle Ford wells:

	Averages
					24-Hour IP Average Gross Daily			30-Day Average Gross Daily
					Production Rates(1)			Production Rates(1)
	Gross / Net Wells	Lateral Length	Frac Stages	Proppant	Oil Rate	Equivalent Rate	Oil Percentage	Oil Rate	Equivalent Rate	Oil Percentage
		Feet		lb per foot	BOPD/ 1000 ft	BOEPD/ 1000 ft		BOPD/ 1000 ft	BOEPD/ 1000 ft
2-String Hybrid	149 /92.1	4,875	21	1,157	210	230	91%	135	149	91%
2-String Slickwater(2)	24 /15.4	5,530	24	2,060	360	391	92%	179	195	92%
Sable Hunter Wells(3)	3 / 1.5	6,110	29	2,299	467	500	94%	192	204	94%
Sable Hunter 4H	1 / .6	5,775	29	2,411	338	360	94%	149	158	95%
Sable Hunter 5H	1 / .6	7,026	34	2,397	461	486	95%	197	210	94%
Sable Hunter 6H	1 / .4	5,529	23	2,090	603	653	92%	229	243	94%
Axis Wells(4)	3 / 1.9	7,056	35	2,484	278	299	93%
Axis 1H	1 / .6	6,932	35	2,502	234	251	93%
Axis 2H	1 / .6	7,033	35	2,489	238	255	93%
Axis 3H	1 / .6	7,204	36	2,462	363	390	93%

(1)	Wellhead rates only; the natural gas associated with these wells is yielding between 135 and 155 barrels of NGLs per million cubic feet.
(2)	Includes the Sable and Axis wells in the results.
(3)	Average of the three Sable wells. Sable 6H has 1,600 feet of flowing lateral with the remainder blocked due to an obstruction in the well.
(4)	Average of the three Axis wells.

Penn Virginia switched to slickwater completions in the third quarter of 2015. Since that time, the Company has completed 24 gross wells in the lower Eagle Ford, the latest being the three-well Sable pad and the three-well Axis pad. As a group, these 24 gross wells had an average 24-hour IP of 391 BOEPD (360 BOPD, 92% oil) per thousand feet of flowing lateral. The average 30-day IP for the group, not including the three Axis wells which have not yet been producing for 30 days to establish this metric, is 195 BOEPD (179 BOPD, 92% oil) per thousand feet of flowing lateral. This is a 31% increase in productivity over the former cross-link hybrid completion design.

Fourth Quarter 2016 Financial Results

Total product revenues for the fourth quarter of 2016 were $32.3 million. Total direct operating expenses, defined as general and administrative expense (G&A) excluding share-based compensation, lease operating expense (LOE), gathering, processing and transportation expense (GPT) and severance and ad valorem taxes, for the fourth quarter were $12.7 million. Operating income for the fourth quarter of 2016 was $10.3 million. The Company reported a net loss of $1.9 million for the fourth quarter of 2016. Adjusted EBITDAX (a non-GAAP measure reconciled in the Appendix of this release) for the fourth quarter of 2016 was $21.1 million.

Full-Year 2016 Financial Results

Following emergence from bankruptcy on September 12, 2016, Penn Virginia adopted fresh start accounting and the full cost method of accounting for oil and gas properties which resulted in the Company becoming a new entity for financial reporting purposes. References to “Successor” relate to the financial position and results of operations of the reorganized Penn Virginia from September 13, 2016 to December 31, 2016. References to “Predecessor” relate to the financial position of Penn Virginia before application of fresh start accounting and conversion to the full cost method of accounting for oil and gas properties prior to and including September 12, 2016. As a result of the application of fresh-start accounting, the conversion to the full cost method of accounting for oil and gas properties, and the effects of the implementation of the Company’s plan of reorganization, financial results for the Successor from and after September 13, 2016 are not comparable to financial results of the Predecessor prior to that date.

Total production for full-year 2016 was 4,386 MBOE, or 11,983 BOEPD, with 69% comprised of oil. Total product revenues for full-year 2016 were $132.3 million. The Company reported an operating loss of $9.5 million for full-year 2016. Full-year 2016 net income was $1,049.3 million and includes $1,145.0 million of net reorganization items related to the bankruptcy. Adjusted EBITDAX (a non-GAAP measure reconciled in the Appendix of this release) was $117.7 million for full-year 2016.

Year-End 2016 Proved Reserves

Penn Virginia’s total proved reserves as of December 31, 2016 increased 13% to 49.5 MMBOE compared to 43.7 MMBOE reported at year-end 2015. The composition of the reserves at the end of 2016 were 74% oil, 14% NGL and 12% natural gas, with 53% of the reserves classified as proved developed. Year-end 2015 reserves were 68% oil, 16% NGL and 16% natural gas, and 75% proved developed. Proved reserves in the Eagle Ford increased 17% to 47.0 MMBOE at year-end 2016 compared to 40.1 MMBOE at year-end 2015.

Penn Virginia’s independent reserve engineering firm, DeGolyer and MacNaughton, Inc., completed its estimate of the Company’s year-end 2016 proved reserves in accordance with Securities and Exchange Commission (SEC) guidelines using pricing of $42.75 per barrel for crude oil and $2.48 per million British Thermal Units (MMBtu) for natural gas. Year-end 2015 SEC oil and gas pricing was $50.28 per barrel and $2.59 per MMBtu, 15% and 4% higher than the 2016 pricing, respectively.

The Company’s standardized measure of discounted future net cash flows relating to proved oil and gas reserves (Standardized Measure) was $317.6 million as of December 31, 2016, compared to $323.3 million as of year-end 2015. The decrease in the Standardized Measure of the Company’s proved reserves is primarily a result of the decrease in the average NYMEX oil and gas price offset by an increase in proved reserves. The value of the Company’s total proved reserves, utilizing the SEC price guidelines, discounted at ten percent and before tax (PV-10, a non-GAAP measure reconciled to Standardized Measure in the Appendix of this release) was $317.6 million as of December 31, 2016 (no adjustment from Standardized Measure). The PV-10 value of the Company’s total proved developed producing (PDP) reserves utilizing the SEC price guidelines was $246.2 million as of December 31, 2016. Using strip pricing at December 31, 2016 (disclosed in the Appendix of this release), the PV-10 value of the Company’s total proved reserves and PDP reserves was $577.7 million and $371.5 million, respectively.

2017 and Preliminary 2018 Guidance

The table below sets forth the Company’s capital plan and operational guidance for 2017, and provides a preliminary capital plan and production guidance for 2018.

	2017		2018
		% oil		% oil
Production (BOEPD)
First quarter	8,800 -9,200	70%
Fourth quarter (exit rate)	11,200 -12,100	76%	13,500 -14,500	79%
Full year	10,000 -11,000	74%	12,600 - 13,700	78%
Realized Price Differentials
Oil (off WTI, per barrel)	$2.00 - $2.50
Natural gas (off Henry Hub, per MMBtu)	$0.10 - $0.20
Direct operating expenses
Cash G&A expense ($ million)	$13 - $16
Lease operating expense (per BOE)	$5.00 - $5.50
GPT expense (per BOE)	$2.75 - $3.15
Ad valorem and production taxes (% of production revenues)	6.75% - 7.25%
Capital expenditures ($ million)	$120 - $140		$125 -$145

Production in the first quarter of 2017 is expected to be 8,800 to 9,200 BOEPD. Average daily production in the fourth quarter of 2017, or the exit rate, is anticipated to be between 11,200 to 12,100 BOEPD (20% to 30% growth over fourth quarter of 2016). The Company anticipates total 2017 production volumes at 3.7 to 4.0 MMBOE, or 10,000 to 11,000 BOEPD, with approximately 74% of production comprised of oil.

Realized price differentials, which include deductions from posted market prices generally for quality and basis differences, are expected to be $2.00 to $2.50 per barrel lower than NYMEX WTI pricing and $0.10 to $0.20 per MMBtu lower than NYMEX Henry Hub natural gas pricing.

Lease operating expense is expected to average $5.00 to $5.50 per BOE for the full year 2017, with higher per barrel costs anticipated early in the year, declining over time with increased production. Cash G&A expense (excluding share-based compensation) for the year is expected to be $13 to $16 million. Share based G&A expense is expected to be $4 to $5 million for the full year 2017. Gathering, Processing and Transportation expense guidance for the full year 2017 is expected to average $2.75 to $3.15 per BOE. Ad valorem and severance tax is expected to be approximately 7% of production revenues.

Capital expenditures for 2017 are expected to total between $120 and $140 million with approximately 90% of capital being directed to drilling and completions capital on the Company’s Eagle Ford assets. The capital plan provides for drilling 41 to 44 gross wells (19 to 22 net wells) with 31 to 34 gross wells (16 to 19 net wells) turned to sales. The Company plans to fund its 2017 capital expenditure plan with cash flow from operations and borrowings under its credit facility. The Company has ample liquidity to accelerate operations if desired.

The Company expects well costs to range between $4.9 and $5.1 million per well for wells with two strings of casing (Area 1), assuming Gen 3 slickwater completion design with 24 frac stages spaced 250 feet apart with 2,000 pounds of proppant per foot on 6,000 feet of treatable lateral. Wells are anticipated to generate approximately 70% internal rates of return (IRR) before tax at $55.00 per barrel of oil and $3.00 per MMBtu of natural gas.

The Company will test its Gen 4 slickwater completion design in the first half of 2017 on 18 gross wells. The Company’s Gen 4 wells are anticipated to cost $5.5 to $5.7 million for a typical well with 6,000 feet of treatable lateral, an increase of $0.6 million over the Gen 3 wells as a result of the six additional frac stages and increased proppant with the new design. The higher cost per well is expected to be more than offset by increased production and ultimate recoveries but the expected uplift has not been factored into current production guidance or IRR calculations.

The Company’s preliminary estimate for its 2018 capital program, based on a two-rig Eagle Ford development program and Gen 3 completion design, is $125 to $145 million with 90% of capital being directed to Eagle Ford drilling and completions. If the Company’s 2017 tests of Gen 4 completion design and/or Area 2 are successful, these estimates may be revised materially. The Company expects to fund the program primarily with cash flow from operations. Production for full year 2018 is expected to be approximately 4.6 to 5.0 MMBOE, or 12,600 to 13,700 BOEPD, an increase of approximately 20% to 30% over the mid-point of 2017 guidance. The exit rate for 2018 is expected to be 13,500 to 14,500 BOEPD.

These estimates are meant to provide guidance only and are subject to material revision.

Capital Resources and Liquidity

As of December 31, 2016, Penn Virginia’s $200 million credit facility, with an initial borrowing base of $128 million, had a balance of $25.0 million, and the Company had liquidity at the end of 2016 of $109.0 million, including $6.8 million in cash and $0.8 million in outstanding letters of credit. Current liquidity as of March 10, 2017 was $103.6 million with $30 million outstanding on the credit facility, $6.4 million in cash, and $0.8 million in outstanding letters of credit.

Derivatives Update

The Company hedged a substantial portion of its developed oil production in the second quarter of 2016 as part of its reorganization process. There have been no new derivative positions added since that time. The Company’s hedge position will be actively reviewed going forward.

Please see the table below for the Company’s current derivative positions.

	Oil Volumes BOPD	Average Swap Price ($/barrel)
2017 FY	4,408	$48.62
2018 FY	3,476	$49.12
2019 FY	2,916	$49.90

Fourth Quarter and Full-Year 2016 Conference Call

As previously announced, a conference call and webcast covering fourth quarter 2016 financial and operational results is scheduled for Thursday, March 16, 2017 at 11:00 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 877-407-9167 (international: 201-493-6754) five to 10 minutes before the scheduled start of the conference call, or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start of the call to download supporting materials and install any necessary audio software. An on-demand replay of the webcast will also be available at our website beginning approximately 24 hours after the webcast.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Cautionary Statement Regarding Estimates and Guidance

The estimates presented in this release do not include any acquisitions of additional properties. These estimates are based on assumptions of capital expenditure levels, oil prices, current indications of supply and demand for oil and current operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will actually be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties that could cause actual results to differ materially from those anticipated. Please read “Forward Looking Statements.”

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: potential adverse effects of the completed bankruptcy proceedings on our liquidity, results of operations, brand, business prospects, ability to retain financing and other risks and uncertainties related to our emergence from bankruptcy; the ability to operate our business following emergence from bankruptcy; our ability to satisfy our short-term and long-term liquidity needs, including our inability to generate sufficient cash flows from operations or to obtain adequate financing to fund our capital expenditures and meet working capital needs; negative events or publicity adversely affecting our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; new capital structure and the adoption of fresh start accounting, including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimates in connection with the application of fresh start accounting; plans, objectives, expectations and intentions contained in this press release that are not historical; our ability to execute our business plan in the current commodity price environment; any decline in and volatility of commodity prices for oil, NGLs, and natural gas; our anticipated production and development results; our ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and natural gas reserves; drilling and operating risks; concentration of assets; our ability to compete effectively against other oil and gas companies; leasehold terms expiring before production can be established and our ability to replace expired leases; costs or results of any strategic initiatives; environmental obligations, results of new drilling activities, locations and methods, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key employees; counterparty risk related to the ability of these parties to meet their future obligations; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; physical, electronic and cybersecurity breaches; litigation that impacts us, our assets or our midstream service providers; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the SEC.

Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per share data)

	Successor	Predecessor	Successor	Predecessor
	Quarter	Quarter	September 13	January 1	Year
	Ended	Ended	through	through	Ended
	December 31,	December 31,	December 31,	September 12,	December 31,
	2016	2015	2016	2016	2015
Revenues
Crude oil	$27,649	$39,632	$33,157	$81,377	$220,596
Natural gas liquids (NGLs)	2,374	3,064	2,707	6,064	16,905
Natural gas	2,315	3,336	2,790	6,208	25,479

Total product revenues	32,338	46,032	38,654	93,649	262,980
Gain (loss) on sales of assets, net	(49)	(9,468)	(49)	1,261	41,335
Other	365	(1,393)	398	(600)	983

Total revenues	32,654	35,171	39,003	94,310	305,298
Operating expenses
Lease operating	4,575	8,648	5,331	15,626	42,428
Gathering, processing and transportation	2,467	4,280	3,043	13,235	23,815
Production and ad valorem taxes	2,123	3,143	2,498	3,490	16,282
General and administrative	3,531	9,292	5,007	37,434	38,788

Total direct operating expenses	12,696	25,363	15,879	69,785	121,313
Share-based compensation - equity classified awards	81	1,171	81	1,511	4,540
Exploration	—	661	—	10,288	12,583
Depreciation, depletion and amortization	9,623	81,423	11,652	33,582	334,479
Impairments	—	1,396,340	—	—	1,397,424

Total operating expenses	22,400	1,504,958	27,612	115,166	1,870,339

Operating income (loss)	10,254	(1,469,787)	11,391	(20,856)	(1,565,041)
Other income (expense)
Interest expense	(661)	(22,930)	(879)	(58,018)	(90,951)
Derivatives	(12,253)	19,174	(16,622)	(8,333)	71,247
Other	805	(3,001)	814	(3,184)	(3,587)
Reorganization items, net	—	—	—	1,144,993	—

Income (loss) before income taxes	(1,855)	(1,476,544)	(5,296)	1,054,602	(1,588,332)
Income tax benefit	—	4,977	—	—	5,371

Net income (loss)	(1,855)	(1,471,567)	(5,296)	1,054,602	(1,582,961)
Preferred stock dividends	—	(4,720)	—	(5,972)	(22,789)

Net income (loss) attributable to common shareholders	$(1,855)	$(1,476,287)	$(5,296)	$1,048,630	$(1,605,750)

Net income (loss) per share:
Basic	$(0.12)	$(19.32)	$(0.35)	$11.91	$(21.81)
Diluted	$(0.12)	$(19.32)	$(0.35)	$8.50	$(21.81)
Weighted average shares outstanding, basic	14,992	76,430	14,992	88,013	73,639
Weighted average shares outstanding, diluted	14,992	76,430	14,992	124,087	73,639

	Successor	Predecessor	Successor	Predecessor
	Quarter	Quarter	September 13	January 1	Year
	Ended	Ended	through	through	Ended
	December 31,	December 31,	December 31,	September 12,	December 31,
	2016	2015	2016	2016	2015
Production
Crude oil (MBbls)	583	1,101	710	2,311	4,923
NGLs (MBbls)	137	269	164	533	1,381
Natural gas (MMcf)	820	1,548	994	3,012	9,713
Total crude oil, NGL and natural gas production (MBOE)	857	1,628	1,040	3,346	7,923
Prices
Crude oil ($ per Bbl)	$47.41	$36.01	$46.68	$35.21	$44.81
NGLs ($ per Bbl)	$17.29	$11.38	$16.53	$11.37	$12.24
Natural gas ($ per Mcf)	$2.82	$2.16	$2.81	$2.06	$2.62
Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$48.07	$66.51	$46.68	$55.98	$72.74
NGLs ($ per Bbl)	$17.29	$11.38	$16.53	$11.37	$12.24
Natural gas ($ per Mcf)	$2.82	$2.16	$2.81	$2.06	$2.69

PENN VIRGINIA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Assets
Current assets	$38,884	$164,980
Net property and equipment	247,473	344,395
Other assets	5,329	8,350
Total assets	$291,686	$517,725
Liabilities and shareholders’ equity (deficit)
Current liabilities	$62,629	$103,525
Credit facility	25,000	170,000
Senior notes due 2019	—	300,000
Senior notes due 2020	—	775,000
Debt issuance costs	—	(20,617)
Other liabilities and deferred income taxes	18,509	104,938
Total shareholders’ equity (deficit)	185,548	(915,121)
Total liabilities and shareholders’ equity (deficit)	$291,686	$517,725

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Quarter	Quarter	September 13	January 1	Year
	Ended	Ended	through	through	Ended
	December 31,	December 31,	December 31,	September 12,	December 31,
	2016	2015	2016	2016	2015
Cash flows from operating activities
Net income (loss)	$(1,855)	$(1,471,567)	$(5,296)	$1,054,602	$(1,582,961)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash reorganization items	—	—	—	(1,178,302)	—
Depreciation, depletion and amortization	9,623	81,423	11,652	33,582	334,479
Impairments	—	1,396,340	—	—	1,397,424
Accretion of firm transportation obligation	—	237	—	317	942
Derivative contracts:
Net losses (gains)	12,253	(19,174)	16,622	8,333	(71,247)
Cash settlements, net	384	33,579	384	48,008	138,169
Deferred income tax expense (benefit)	—	(4,978)	—	—	(4,712)
(Gain) loss on sales of assets, net	49	9,468	49	(1,261)	(41,335)
Non-cash exploration expense	—	856	—	6,038	5,759
Non-cash interest expense	188	1,245	226	22,189	4,749
Share-based compensation (equity-classified)	81	1,171	81	1,511	4,540
Other, net	21	30	21	(13)	13
Changes in operating assets and liabilities	6,450	(21,568)	7,035	35,243	(16,517)

Net cash provided by operating activities	27,194	7,062	30,774	30,247	169,303

Cash flows from investing activities
Capital expenditures	(4,812)	(39,968)	(4,812)	(15,359)	(364,844)
Proceeds from sales of assets, net	—	11,519	—	224	85,189
Other, net	(104)	—	(104)	1,186	—

Net cash used in investing activities	(4,916)	(28,449)	(4,916)	(13,949)	(279,655)

Cash flows from financing activities
Proceeds from credit facility borrowings	—	30,000	—	75,350	233,000
Repayment of credit facility borrowings	(29,350)	—	(50,350)	(119,121)	(98,000)
Debt issuance costs paid	—	—	—	(3,011)	(744)
Proceeds from rights offering, net of issuance costs	—	—	—	49,943	—
Dividends paid on preferred and common stock	—	—	—	—	(18,201)
Other, net	(161)	—	(161)	—	—

Net cash (used in) provided by financing activities	(29,511)	30,000	(50,511)	3,161	116,055

Net increase (decrease) in cash and cash equivalents	(7,233)	8,613	(24,653)	19,459	5,703
Cash and cash equivalents - beginning of period	13,994	3,342	31,414	11,955	6,252

Cash and cash equivalents - end of period	$6,761	$11,955	$6,761	$31,414	$11,955

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Quarter	Quarter	September 13	January 1	Year
	Ended	Ended	through	through	Ended
	December 31,	December 31,	December 31,	September 12,	December 31,
	2016	2015	2016	2016	2015
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”
Net income (loss)	$(1,855)	$(1,471,567)	$(5,296)	$1,054,602	$(1,582,961)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	661	22,930	879	58,018	90,951
Income tax benefit	—	(4,977)	—	—	(5,371)
Depreciation, depletion and amortization	9,623	81,423	11,652	33,582	334,479
Exploration	—	661	—	10,288	12,583
Impairments	—	1,396,340	—	—	1,397,424
Share-based compensation expense (equity-classified)	81	1,171	81	1,511	4,540
Loss (gain) on sale of assets, net	49	9,468	49	(1,261)	(41,335)
Accretion of firm transportation obligation	—	237	—	317	942
Adjustments for derivatives:
Net losses (gains)	12,253	(19,174)	16,622	8,333	(71,247)
Cash settlements, net	384	33,579	384	48,008	138,169
Adjustment for special items:
Reorganization items, net	—	—	—	(1,144,993)	—
Strategic and financial advisory costs	—	4,994	—	18,036	6,189
Restructuring expenses	(116)	191	(98)	3,821	957
Account write-offs and reserves prior to emergence	—	—	—	3,123	—

Adjusted EBITDAX	$21,080	$55,276	$24,273	$93,385	$285,320

Adjusted EBITDAX represents net income (loss) before income tax benefit, interest expense, depreciation, depletion and amortization expense, exploration expense and share-based compensation expense, further adjusted to exclude the effects of non-cash changes in the fair value of derivatives, restructuring expenses, impairments, net gains and losses on the sale of assets, loss on extinguishment of debt and other non-cash items. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.

PENN VIRGINIA CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Successor	Predecessor
	December 31,	December 31,
	2016	2015
Reconciliation of GAAP “Standardized Measure of Discounted Future Net Cash Flows” to Non-GAAP “PV-10”
Standardized measure of future discounted cash flows	$317,550	$323,311
Present value of future income taxes discounted at 10% [1]	—	—

PV-10	$317,550	$323,311

[1]	Due primarily to our net operating loss carry forwards, our standardized measure of future discounted cash flows does not include any income tax effect.

Non-GAAP PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. The standardized measure of discounted future net cash flows is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with generally accepted accounting principles (GAAP). We use non-GAAP PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.

NYMEX PRICING USED IN THE CALCULATION OF PV-10 AT STRIP

	Calendar Year Average
	Oil	Natural Gas
	(per barrel)	(per MMBtu)
2017	$56.19	$3.61
2018	$56.59	$3.14
2019	$56.10	$2.87
2020	$56.05	$2.88
2021	$56.21	$2.90

The Company used the posted monthly closing prices through December 2029 for NYMEX WTI oil and through December 2022 for NYMEX Henry Hub natural gas for the analysis. The first five years of calendar average prices are shown.

Contact:

Steve Hartman

Chief Financial Officer

Ph: (713) 722-6529

E-Mail: invest@pennvirginia.com